Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-173037
PROSPECTUS SUPPLEMENT
(To Prospectus dated July 11, 2011)
MCJUNKIN RED MAN CORPORATION
$1,050,000,000
9.50% Senior Secured Notes due December 15, 2016

     Attached hereto and incorporated by reference herein is our Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 4, 2011. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, dated July 11, 2011, with respect to the 9.50% Senior Secured Notes due December 15, 2016, including any amendments or supplements thereto.

     INVESTING IN THE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 11 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NOTES.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
     This prospectus has been prepared for and will be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated at prices related to prevailing market prices at the time of sales or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any proceeds of such sales.

GOLDMAN, SACHS & CO.

November 4, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2011
MCJUNKIN RED MAN HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-153091 (Commission File Number)	20-5956993 (I.R.S. Employer Identification Number)
2 Houston Center, 909 Fannin, Suite 3100,
Houston, TX 77010
(Address of principal executive offices,
including zip code)
Registrant’s telephone number, including area code: (877) 294-7574
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS
Item 8.01 Other Events
On November 4, 2011, McJunkin Red Man Holding Corporation announced that it will release its third quarter 2011 financial results on November 11, 2011. The Company will conduct an investor conference call at 10:00 a.m. ET (9:00 a.m. CT) on Monday, November 14, 2011, to discuss the results for the quarter ended September 30, 2011. Instructions on how to participate in the conference call are contained in the announcement, a copy of which is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
(d)       Exhibits.

99.1	Announcement dated November 4, 2011

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 4, 2011

MCJUNKIN RED MAN HOLDING CORPORATION
By:	/s/ Andrew R. Lane
Andrew R. Lane
Chairman, President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Announcement dated November 4, 2011

Exhibit 99.1

McJunkin Red Man Holding Corporation	Investor Contact: Will James Vice President — Corporate Development & Investor Relations Will.james@mrcpvf.com P: 832-308-2847
Announcement

McJunkin Red Man Holding Corporation Announces Investor Conference Call to Review
Third Quarter 2011 Financial Results
Houston, TX — November 4, 2011: McJunkin Red Man Holding Corporation (MRC), the largest global distributor of pipe, valves and fittings and related products and services to the energy and industrial sectors, will release its third quarter 2011 financial results on November 11, 2011. MRC will conduct an investor conference call to review this information on Monday, November 14, 2011 at 10:00 a.m. ET (9:00 a.m. CT).
Participants may join the conference call by dialing the following numbers:
Domestic: 1-800-894-5910
International: 1-785-424-1052
Conference ID: MRC
A replay of the conference call will be available through November 28, 2011. The replay may be accessed by dialing the following numbers:
Domestic: 1-877-870-5176
International: 1-858-384-5517
PIN 11826.
About McJunkin Red Man
Headquartered in Houston, Texas with corporate offices in Charleston, West Virginia and Tulsa, Oklahoma and operations centers in Calgary, Alberta, Canada and Bradford, United Kingdom, MRC is the largest global distributor of pipe, valves and fittings (PVF) and related products and services to the energy and industrial sectors, and supplies these products and services across each of the upstream, midstream and downstream markets.
McJunkin Red Man — Global Supplier of Choice®
www.mrcpvf.com

Houston Corporate Headquarters	Charleston Corporate Office	Tulsa Corporate Office
2 Houston Center	835 Hillcrest Drive	8023 E. 63rd Place
909 Fannin, Suite 3100	Charleston, WV 25311	Tulsa, OK 74133
Houston, TX 77010	P: 800.624.8603	P: 800.666.3776
P: 877-294-7574